EXHIBIT 99.1

Exactech Promotes President David Petty To Chief Executive Officer; Dr. Bill Petty Named Executive Chairman
Gainesville, Fla. – March 26, 2014 – Exactech, Inc. (Nasdaq: EXAC) is a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials. The company announced today that President David Petty has been promoted to Chief Executive Officer effective immediately. Dr. Bill Petty, co-founder and CEO of the company since 1985, was named Executive Chairman.
CEO David Petty said, “I enthusiastically accept the challenge of leading Exactech as CEO. For nearly 30 years we have built a strong company through a heavy focus on patient outcomes and service to our surgeon customers. I am personally committed to maintaining this strategy and continuing the positive business results that flow from our patient and surgeon focused approach.”
“We all owe a great deal to my father for his vision and determination in founding Exactech and his wise and thoughtful leadership over many years in establishing and building a meaningful, thriving enterprise that has positively affected the lives of so many people, from more than 600 global employees to hundreds of thousands of patients who have benefited from our products over almost three decades. In addition to his contributions to the orthopaedic profession as a surgeon and innovator, he has made important contributions to the orthopaedic industry itself. Fortunately, we will continue to benefit from his experience and vision as he continues to participate as a member of the executive management team.
“Exactech is a true ‘American Dream’ story that started on the back of an envelope to become a highly successful $237 million plus enterprise. Those of us who now pick up the responsibility for leading the company forward pledge to continue to build an enduring, meaningful company for the benefit of all stakeholders.”
Dr. Petty said, “I am confident in Exactech’s future with David leading from the top executive position in the company. He is well-respected throughout Exactech. I am secure in the knowledge that he has the support of a strong, experienced management team and talented, capable employees. David became the first regular employee of Exactech when he joined the company in 1988. He has played a key role in every stage of our growth and development and he knows the company and our industry well.
“David cares deeply about our customers and the people of Exactech. He also fully understands our obligations to shareholders. He has developed excellent relationships with the analysts and fund managers who follow our company and who have invested in it. The Board is enthusiastic about having appointed him as CEO and looks forward to supporting his efforts as he continues to build our company through his commitment to Exactech’s purpose, vision, and values.
“In addition to my board responsibilities, I will remain active in the company providing all the value I can in promoting Exactech’s continued success,” Dr. Petty said.
David Petty, 47, was named president of the company and elected to the board of directors in December 2007.  He previously served as executive vice president of sales and marketing from February 2000 until December 2007 and has served as a member of the Leadership Team and the Strategy-Finance Committee, which oversee and direct the company’s operations.  Since joining the company in 1988, he

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has been employed in successive capacities in the areas of operations, sales and marketing.  He served as vice president of operations from April 1991 until April 1993 and vice president of marketing from 1993 until 2000.  He was a director of the company from March 1989 until March 1996; from January 2002 until May 2003; and again from 2008 to the present.  Mr. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999.
William Petty, M.D., 71, is a founder of Exactech. He has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1985 and President from January 2002 until December 2007. Dr. Petty was a Professor at the University of Florida College of Medicine from July 1975 to September 1998. Dr. Petty also served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the Journal of Bone and Joint Surgery, and on the Executive Board of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, "Total Joint Replacement," was published in 1991. Dr. Petty received his B.S., M.S., and M.D. degrees from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota.
About Exactech
Exactech began as a dream shared by Dr. Petty, his wife Betty, and biomedical engineer Gary Miller, Ph.D. Drs. Miller and Petty had worked with several orthopaedic companies and thought they saw some things the industry could do differently and better. They wanted to make a difference in the quality of care provided to patients suffering from joint diseases like arthritis. In 1985, the Pettys and Dr. Miller made the first step toward realizing their vision by incorporating Exactech on November 8. Since that time, Exactech has leveraged its founding principles to become one of the world’s fastest-growing orthopaedic companies with revenue in 2013 of $237 million.
Today, Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.
An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.
This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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